FOR IMMEDIATE RELEASE

Contact:  Jack M. Wainwright, III
          President and Chief Executive Officer
Phone:    (334) 636-5424


     January 16, 1996, Thomasville, AL--United Security Bancshares, Inc. announced the execution of an Agreement and Plan of Share Exchange (the "Agreement") with Brent Banking Company, Brent, Alabama. The transaction is subject to, among other things, shareholder and regulatory approval.

     At September 30, 1995, United Security Bancshares, Inc. had total assets of $199,017,327, total shareholders' equity of $24,163,004, and 2,137,960 shares of Common Stock outstanding. At September 30, 1995, the Brent Banking Company had total assets of $37,750,000, total shareholders' equity of $6,062,000, and 4,000 shares of Common Stock outstanding.

     United Security Bancshares, Inc. is a bank holding company with its principal offices in Thomasville, Alabama, which operates one commercial banking subsidiary, United Security Bank. United Security Bank has eight banking offices located in Thomasville, Coffeeville, Fulton, Gilbertown, Grove Hill, Butler and Jackson, Alabama, and its market area includes portions of Clarke, Choctaw, Marengo, Sumter, Washington, and Wilcox counties in Alabama, as well as Clarke, Lauderdale, and Wayne counties in Mississippi. Brent Banking
Company serves Bibb county from its office in Brent, Alabama. As part of the transaction, Brent Banking Company will be merged into United Security Bank.

     Jack M. Wainwright, III, President and Chief Executive Officer of United Security Bancshares and United Security Bank, said, "We are pleased to have reached this Agreement with Brent Banking Company. This transaction gives us a presence in Bibb county, which expands our market area. We look forward to working with the customers and staff of Brent Banking Company."